Exhibit (c)(8)

Project Fusion KMP Presentation Materials Confidential Presentation

Challenges of Current Structure KMP and EPB are in higher tier of GP splits, resulting in a higher cost of equity relative to peers Cost of capital limits ability to make large accretive acquisitions Relative size of Kinder Morgan MLPs requires bigger projects / acquisitions to make a meaningful impact to cash flows per unit Coverage of ~1.0x is low relative to peers which prevents room to “grow” into distributions by reducing coverage KMP: Concerns around contribution from oil production and commodity exposure as well as capital required to maintain adequate production EPB: Concerns around growth Growth Prospects Low Coverage High Cost of Capital Cash Flow Composition 1

LTM Relative Stock Price Chart KMP: (4.4)% EPB: (18.0)% AMZ: 13.1% LTM Relative Price Chart 2 7/16/2013 10/15/2013 1/14/2014 4/15/2014 7/16/2014 60.0 70.0 80.0 90.0 100.0 110.0 120.0 Alerian MLP Kinder Morgan Energy Partners, L.P. El Paso Pipeline Partners, L.P.

Relative Cost of Equity Analysis of MLP Universe Cost of Equity of MLP Peer Universe (1)(2)(3) Estimates per Wall Street research. Includes Tier I Gathering and Processing MLPs, Regulated Pipeline and Storage MLPs, Crude / Refined Products MLPs and Large Cap MLPs. Cost of equity calculated as current LQA yield grossed up by (1-the 2014E % of cash flows distributed to GP). Kinder cost of equity based on LQA yield and management estimated G.P. take of 43% for KMP and 28% for EPB. Kinder MLPs exhibit the highest cost of equity among MLP universe Median: 7.3% Median: 4.0% Median: 4.8% Median: 5.1% Large Cap MLPs Crude/Refined MLPs G&P MLPs Reg. Pipe MLPs NM 3

Relative Expected Distribution Growth Rates of MLP Universe 2014 – 2017 Expected Distribution Growth Rates (1)(2) Estimates per Wall Street research. Includes Tier I Gathering and Processing MLPs, Regulated Pipeline and Storage MLPs, Crude / Refined Products MLPs and Large Cap MLPs. Kinder MLP estimates per management guidance. Expected distribution growth rates of Kinder MLPs lag the MLP universe Median: 7.0% Median: 15.2% Median: 8.0% Large Cap MLPs Crude/Refined MLPs G&P MLPs Reg. Pipe MLPs 4

Potential Strategic Alternatives Considered

Kinder reviewed and considered a number of different strategic alternatives

KMP acquires EPB then KMP acquires KMI (KMI underneath KMP)	• Potential Alternative: KMP buys EPB for cash paying units, KMP buys KMI for a combination of cash and PIK units • Conclusion: Transaction is dilutive to KMP
KMP acquires EPB	• Potential Alternative: KMI receives EPB units in exchange for IDRs, KMP acquires EPB units on a unit for unit exchange. Giveback solves for neutral accretion to KMP • Conclusion: Transaction largely neutral to all parties after giveback
KMI buys EPB and drops EPB down into KMP	• Potential Alternative: KMI acquires EPB and drops to KMP, KMI pays taxes on drop proceeds in excess of basis • Conclusion: Transaction is dilutive to KMI
IDR reset	• Potential Alternative: KMP issues common units to KMI to achieve breakeven cash flows in 2014 • Conclusion: Transaction is dilutive to KMI given different growth rates versus MLP, requires taking back a significant portion of LP units
CO2 alternatives	• Spin-off as a C-Corp • Spin-off as GP/MLP • Sale of CO2 • Conclusion: Transaction is dilutive to KMI and KMP. Value accretion dependent on public valuation of pro forma KMI and E&P spin-off

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Consolidation of Kinder Public Vehicles Will Positively Impact a Number of Key Factors Removes IDR structure which presents a challenge for growth at the MLPs Provides more valuable acquisition currency Investors receive initial dividend “bump” and visible 10% growth in the medium term 10% dividend growth “best-in-class” among large cap C-Corp peers 5 years of visible coverage provides funds for general corporate purposes Dilutes percentage of oil production contribution From ~17% in KMP, to ~14% in pro forma KMI(1) EPB: Provides for increased growth opportunities Growth Prospects Coverage High Cost of Capital Cash Flow Composition Calculated as CO2 Oil Production EBITDA divided by total 2014E segment earnings. 6

Overview of Potential Consolidation KMI would propose to acquire 100% of KMP, KMR and EPB and be the only publicly traded company going forward To effect this, KMI would acquire all outstanding public equity at KMP, KMR and EPB Acquisition of KMP, KMR and EPB to be funded by equity and $4.0 billion of debt All outstanding KMP, EPB and KMI debt would be cross guaranteed in order to establish a single creditor class of senior unsecured debt that ranks pari passu KMI would remain a “C-corp” with 100% ownership and control of all operating assets(1) Organization would no longer include two separate, publicly traded MLPs and a separate publicly traded GP; instead there would be one publicly traded C-corp security 100% of operating cash flow would be available to KMI to fund operations, pay dividend, and reduce debt At-closing leverage of approximately 5.5x, with Debt/EBITDA target range of 5.0x to 5.5x aimed to maintain investment grade ratings KMI would target a specific dividend growth rate of ~10% per year through 2020 and use excess cash to partially fund its capital expenditures Assets currently wholly owned by KMI, KMP and EPB. With respect to joint ventures, KMI would have 100% ownership and control of the entity which holds the KM interest in such joint ventures. Overview 7

Summary of Potential Consolidation

Summary

- KMI would execute steps to consolidate its subsidiaries into a single C-corp as follows:
  - KMI share price as of 7/16/14: $36.91
  - Acquire KMR public shares with KMI equity
  - Acquire KMP public LP units for cash and KMI equity
  - Acquire EPB public LP units for cash and KMI equity
  - Execute cross guarantees among KMI, KMP and substantially all wholly owned operating subsidiaries and subsidiaries which hold our interest in JVs[1]

Acquisition Prices

KMP:	$90.59
KMR:	$90.59
EPB:	$39.12

Overview

($ in millions)

Sources:		Of Total Sources:
KMI Shares	$40,372	56%
New KMI Debt	4,200	6%
Assumed KMP Debt	22,201	31%
Assumed EPB Debt	4,764	7%
Total Sources:	**$71,536**	**100%**

Uses:	
Purchase KMP Equity	$28,194
Purchase KMR Equity	10,733
Purchase EPB Equity	5,444
Existing KMP Debt	22,201
Existing EPB Debt	4,764
Transaction Expenses	200
Total Uses:	**$71,536**

Sources and Uses [2]

KMP

($ in millions)

Sources:	
KMI Shares	$24,842
New KMI Debt	3,353
Assumed KMP Debt	22,201
Total Sources:	**$50,395**
Uses:	
Purchase KMP Equity	$28,194
Existing KMP Debt	22,201
Total Uses:	**$50,395**
KMP Public Units Out. (mm units)	311.2

KMR

($ in millions)

Sources:	
KMI Shares	$10,733
New KMI Debt	-
Assumed KMR Debt	-
Total Sources:	**$10,733**
Uses:	
Purchase KMR Equity	$10,733
Existing KMR Debt	-
Total Uses:	**$10,733**
KMR Public Shares Out. (mm shares)	118.5

EPB

($ in millions)

Sources:	
KMI Shares	$4,797
New KMI Debt	647
Assumed EPB Debt	4,764
Total Sources:	**$10,208**
Uses:	
Purchase EPB Equity	$5,444
Existing EPB Debt	4,764
Total Uses:	**$10,208**
EPB Public Units Out. (mm units)	139.2

1. *Cross guarantor subsidiaries represent approximately 90% of the consolidated EBITDA.*
2. *Kinder unit estimates per management guidance.*

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Pro Forma Ownership

KMI Ownership

Status Quo

(Shares in millions)

	Share Count	% Ownership
Rich Kinder	243	23%
Other Insiders [4]	124	12%
Current KMI Public	669	65%
Total[1]	1,036	100%

Pro Forma

(Shares in millions)

	Share Count	% Ownership
Rich Kinder	245	11%
Other Insiders [4]	124	6%
KMP / KMR Owned by Insiders [1] [5]	6	0%
EPB Owned by Insiders [1] [5]	0	0%
Total Insider Ownership [2]	*375*	*18%*
Current KMI Public	669	31%
KMP Public Unitholders	667	31%
KMR Public Unitholders	289	14%
EPB Public Unitholders	130	6%
Total [3]	2,130	100%

1. *Assumes KMP, KMR and EPB units owned by insiders will be converted into KMI shares.*
2. *Assumes that all EPB and KMP directors remain insiders.*
3. *Total shares outstanding at year-end 2014. Does not include warrant dilution.*
4. *Per KMI 2014 proxy, excludes 8.8mm shares held by entities indirectly controlled by Mr. Sarofim; includes 5.1mm restricted shares issued to management.*
5. *Per KMI 2014 proxy and KMP and EPB 2013 10-Ks. Excludes 4.6mm KMP units held in entities indirectly controlled by Mr. Sarofim and/or advisory/managed accounts over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive powers.*

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Simplified Structure: 1 Publicly Traded Company

One publicly traded company vs. four results in:

- One equity holder base
- One dividend policy
- One debt rating



Kinder Morgan, Inc.
(NYSE: KMI)
Investment Grade Ratings
Governed by simplified partnership agreement, requiring all available cash to be distributed to KMI
KMI to be only decision-making entity for enterprise
100% Common Interest
Kinder Morgan, G.P. Inc.
98% LP interest
2% GP Interest
Not strategic decision-making entities
Remain due to certain tax considerations, JV ROFRs, and regulatory considerations
Kinder Morgan Energy Partners L.P.
100% interest
100% TGP Baa1/BBB/BBB
100% Copano Baa2/BBB/NR
50% MEP Ba1/BBB-/BBB
100% CIG Baa3/BBB/BBB
100% EPNG Baa1/BBB-/BBB
100% SNG Baa3/BBB/BBB
50% Ruby Baa3/BBB-/BBB-
Other Assets, Incl. FEP, Gulf LNG, Elba & SLNG, and Others
20% NGPL Pipeline LLC
50% Florida Gas Trans.

Note: Above diagram is a simplified representation of the actual legal structure.

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Cash Flow Profile Will Be Diversified Focus remains stable fee-based assets that are core to North American energy infrastructure – but as 100% owner, KMI will enjoy substantially stronger, more diversified cash flow Over 90% of consolidated cash flows will be fee-based or hedged for 2014 KMP EPB PF Consolidated KMI Scale and Diversification (% of 2014E Segment Earnings) 2014 budgeted segment earnings before DD&A including proportionate amount of JV DD&A and excluding certain items. 83% of cash flows are fee-based; 94% are fee-based or hedged for 2014 2014E Segment Earnings Before DD&A = $6.4 billion (1) 2014E Segment Earnings Before DD&A = $1.3 billion (1) 2014E Segment Earnings Before DD&A = $8.0 billion (1) 11

Financial Assumptions & Projections

- Initial dividend per share of $2.00
- KMI will target dividend growth rate of 10% through 2020
- Coverage of over $2.9 billion providing cushion to dividend payments, fund growth capex and repay debt

Financial Projections (1)(2)

($ in millions)					KMI Pro Forma				
	2015	2016	2017	2018	2019	2020	2021	2022	2023
EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377	$12,986	$13,625	$14,296
Maintenance Capital	(568)	(578)	(591)	(603)	(618)	(646)	(675)	(705)	(737)
Other	(88)	(109)	(113)	(117)	(117)	(117)	(117)	(117)	(117)
Interest Expense[3]	(2,108)	(2,414)	(2,748)	(2,956)	(3,113)	(3,254)	(3,415)	(3,595)	(3,777)
Cash Taxes	(390)	(361)	(364)	(712)	(828)	(961)	(1,079)	(1,183)	(1,284)
Operating Cash Flows less Maintenance Capex	**$4,859**	**$5,470**	**$6,018**	**$6,857**	**$7,122**	**$7,399**	**$7,700**	**$8,025**	**$8,382**
Dividend Coverage	1.1 x	1.1 x	1.1 x	1.1 x	1.1 x	1.0 x	1.0 x	1.0 x	1.0 x
Dividends	**$4,320**	**$4,900**	**$5,507**	**$6,058**	**$6,664**	**$7,330**	**$7,700**	**$8,025**	**$8,382**
Total Coverage	$539	$570	$510	$799	$458	$69	$0	$0	$0
Dividend Per Share	**$2.00**	**$2.20**	**$2.42**	**$2.66**	**$2.93**	**$3.22**	**$3.38**	**$3.53**	**$3.68**
Growth Rate		***10%***	***10%***	***10%***	***10%***	***10%***	***5%***	***4%***	***4%***
2015 - 2019 CAGR					***10%***				
2015 - 2023 CAGR									***8%***
Debt & Credit Statistics									
Consolidated Debt	$45,181	$50,086	$54,443	$57,457	$59,434	$61,922	$64,607	$67,427	$70,387
Debt / EBITDA	5.6 x	5.6 x	5.5 x	5.1 x	5.0 x	5.0 x	5.0 x	4.9 x	4.9 x
Other Statistics									
Growth Capex	$4,639	$7,136	$6,425	$3,703	$2,435	$2,557	$2,685	$2,819	$2,960
Equity Issuance	-	$2,000	$1,780	-	-	-	-	-	-
Change in Debt	NA	$4,905	$4,357	$3,014	$1,978	$2,488	$2,685	$2,819	$2,960

1. *Kinder MLP estimates per management guidance.*
2. *Assumes 4.50% yield.*
3. *Calculated as 2014 interest expense at KMP and EPB; KMP and EPB debt maturities are refinanced in future periods at pro forma KMI at 4.75% (rate steps up to 5.75% over time).*

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Comparison of PF KMI vs. S&P 500 High Dividend Stocks

- KMI would stand out in the S&P 500 due to its high dividend and dividend growth rate
- Based on current market conditions and pro forma metrics of the proposed combined company, it is our view that the pro forma combined company will trade at a 4.50% yield or below [3]

Overview[1]

Company Name	Industry	Market Cap	LQA Dividend Yield	2014 - 2016 Dividend Growth	EV / 2014 EBITDA Multiple
PF KMI [2]	Oil & Gas Midstream	$94,667	4.50%	10.0%	16.9x
General Electric Company	Industrial Conglomerates	$270,950	3.26%	8.7%	18.5x
Chevron Corporation	Integrated Oil	$249,170	3.27%	5.0%	4.9x
Procter & Gamble Company	Household/Personal Care	$219,020	3.18%	6.9%	12.5x
Pfizer Inc.	Pharmaceuticals: Major	$197,485	3.36%	4.8%	9.0x
Philip Morris International Inc.	Tobacco	$133,223	4.44%	5.1%	11.9x
Cisco Systems, Inc.	Computer Communications	$133,087	2.93%	9.9%	6.8x
McDonald's Corporation	Restaurants	$98,120	3.26%	7.6%	10.4x
Altria Group, Inc.	Tobacco	$83,074	4.59%	7.4%	11.6x
Simon Property Group, Inc.	Real Estate Investment Trusts	$53,081	3.04%	6.6%	19.3x
Lockheed Martin Corporation	Aerospace & Defense	$51,272	3.29%	14.9%	8.4x

Source: FactSet.

1. *Companies shown meet the following criteria: in S&P 500, market cap > $40 billion, LQA dividend > ~3%, 2014 – 2016 dividend growth > ~5%.*
2. *KMI data shown at beginning-year 2015 pro forma for KMP / KMR / EPB acquisitions. Dividend growth is shown from 2015 – 2017. EV / EBITDA multiple is shown as a multiple of 2015 EBITDA.*
3. *Barclays does not render formal opinions or assurances regarding future trading values.*

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Value Proposition to KMP Overview Calculated as 2014 distribution guidance of $5.58 for KMP divided by current unit price of $82.35 for KMP. Calculated by dividing the number of KMI shares issued to KMP unit holders by the number of KMP units outstanding. Assumes 4.50% dividend yield. Calculated by dividing cash received by KMP units outstanding (311.2 million). Approximate calculation for an average unit holder. Actual gain could be more or less. Assumes passive losses have not been utilized and can be utilized on the sale to offset ordinary income. Assumes individual tax rate of 35% for ordinary income and 22% for capital gains for illustrative purposes. If the maximum federal rates of 40.5% for ordinary income, and 23.8% for capital gains are used, taxes would be $15.03 for KMP. Unitholder gains assume a KMI price of $39.00 at transaction close. Calculated by adjusting KMP expected distributions by the percentage cash consideration received. Calculated by multiplying the adjusted exchange ratio by the KMI pro forma dividend. 14 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E KMP Pro Forma (Value) KMP Expected Distributions $5.83 $6.18 $6.46 $6.96 $7.09 $7.30 $7.51 $7.72 $7.94 Assumed Yield (1) 6.78% 6.78% 6.78% 6.78% 6.78% 6.78% 6.78% 6.78% 6.78% Implied Unit Price $86.04 $91.20 $95.34 $102.72 $104.56 $107.67 $110.81 $113.96 $117.11 Adjusted Exchange Ratio (2) 2.1624 2.1624 2.1624 2.1624 2.1624 2.1624 2.1624 2.1624 2.1624 KMI Pro Forma Dividend $2.00 $2.20 $2.42 $2.66 $2.93 $3.22 $3.38 $3.53 $3.68 Implied Value of KMI Stock (Based on Adj. Exchange Ratio) (3) $96.11 $105.72 $116.29 $127.92 $140.71 $154.78 $162.58 $169.45 $176.98 Cash Portion Received (4) $10.77 $10.77 $10.77 $10.77 $10.77 $10.77 $10.77 $10.77 $10.77 Total Value to Unitholders $106.88 $116.49 $127.06 $138.69 $151.48 $165.55 $173.35 $180.22 $187.75 Estimated Unitholder Taxes (5) ($13.52) ($13.52) ($13.52) ($13.52) ($13.52) ($13.52) ($13.52) ($13.52) ($13.52) Total Value to Unitholders (After-Taxes) $93.36 $102.97 $113.54 $125.17 $137.96 $152.03 $159.83 $166.70 $174.23 Implied Value Uplift (Pre-tax) $20.84 $25.28 $31.72 $35.97 $46.92 $57.88 $62.54 $66.26 $70.64 % Value Uplift (Pre-tax) 24% 28% 33% 35% 45% 54% 56% 58% 60% Implied Value Uplift (After-tax) $7.32 $11.76 $18.20 $22.45 $33.40 $44.36 $49.02 $52.74 $57.12 % Value Uplift (After-tax) 9% 13% 19% 22% 32% 41% 44% 46% 49% Adjusted KMP Distribution (6) $5.14 $5.45 $5.69 $6.13 $6.24 $6.43 $6.62 $6.80 $6.99 Pro Forma Dividend to KMP Unitholders (7) $4.32 $4.76 $5.23 $5.76 $6.33 $6.97 $7.32 $7.63 $7.96 Accretion / (Dilution) - $ ($0.81) ($0.69) ($0.46) ($0.38) $0.09 $0.54 $0.70 $0.82 $0.97 Accretion / (Dilution) - % (16%) (13%) (8%) (6%) 1% 8% 11% 12% 14% Cumulative Accretion / (Dilution) - $ ($0.81) ($1.50) ($1.96) ($2.33) ($2.25) ($1.71) ($1.01) ($0.19) $0.79

Disclaimer This document has been prepared by Barclays Capital Inc. (“Barclays”) for information purposes only. This document is an indicative summary of the terms and conditions of the transaction described herein and may be amended, superseded or replaced by subsequent summaries. The final terms and conditions of the transaction will be set out in full in the applicable offering document(s) or binding transaction document(s). This document shall not constitute any commitment to provide services in connection with the transaction described herein, which shall be subject to Barclays' internal approvals. No transaction or services related thereto is contemplated without Barclays' subsequent formal agreement. Barclays is not acting as a fiduciary. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before investing or transacting. Barclays accepts no liability whatsoever for any consequential losses arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing or any other information contained herein. All opinions and estimates are given as of the date hereof and are subject to change and Barclays assumes no obligation to update this document to reflect any such changes. The value of any investment may fluctuate as a result of market changes. The information herein is not intended to predict actual results and no assurances are given with respect thereto. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice. Barclays, its affiliates and the individuals associated therewith may (in various capacities) have positions or deal in transactions, securities or other financial instruments (or related derivatives) identical or similar to those described herein. IRS Circular 230 Disclosure: Barclays and its affiliates do not provide tax advice. Please note that (i) any discussion of U.S. tax matters contained in this communication (including any attachments) cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction described herein and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction described herein and does not include information relating to the identity of the parties, their affiliates, agents or advisors. BARCLAYS CAPITAL INC., THE UNITED STATES INVESTMENT BANKING AFFILIATE OF BARCLAYS BANK PLC, ACCEPTS RESPONSIBILITY FOR THE DISTRIBUTION OF THIS DOCUMENT IN THE UNITED STATES. ANY TRANSACTIONS DISCUSSED HEREIN MUST ONLY BE CARRIED OUT THROUGH BARCLAYS CAPITAL INC., 745 SEVENTH AVENUE, NEW YORK, NY 10019. THIS DOCUMENT DOES NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE TRANSACTION. PRIOR TO TRANSACTING, YOU SHOULD ENSURE THAT YOU FULLY UNDERSTAND THE TERMS OF THE TRANSACTION AND ANY APPLICABLE RISKS. Barclays Bank PLC is registered in England No. 1026167. Registered Office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2013 (all rights reserved). This document is confidential, and no part of it may be reproduced, distributed or transmitted without the prior written permission of Barclays. 15